Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FIRST-QUARTER RESULTS

Company provides 2009 guidance and factors that are expected to influence 2010

TAMPA, May 1, 2009 — TECO Energy, Inc. (NYSE:TE) today reported first-quarter net income of $34.7 million or $0.16 per share, compared to $30.8 million, or $0.15 per share, in the first quarter of 2008.

First-quarter 2009 non-GAAP results from continuing operations, which exclude charges and gains, were $29.6 million compared to non-GAAP results of $31.4 million in the 2008 period (see the Results Reconciliation table later in this release).

First-quarter 2009 net income included an $8.7 million net gain on the sale of TECO Guatemala’s 16.5% interest in the Central American fiber optic telecommunications provider Navega, and a $3.6 million valuation adjustment charge to student loan securities held at TECO Energy parent. First-quarter 2008 net income included a $0.6 million charge for adjustments to previously estimated costs associated with the sale of TECO Transport (see the Results Reconciliation table later in this release).

TECO Energy Chairman and CEO Sherrill Hudson said, “TECO Energy delivered good results despite the current economic challenges. The higher base rates recently approved by the Florida Public Service Commission for Tampa Electric will take effect in May and are expected to enable it to earn a more appropriate return on the investments that have been made and are continuing to be made to meet regulatory requirements and to serve customers. The Commission is expected to make its final decision on the revenue requirements in the Peoples Gas base rate request next week. At TECO Coal, we expect the higher prices from contracts signed in 2008 to drive improved results this year; however the metallurgical coal market remains very uncertain for both volume and price due to the world-wide economic slow down this year. TECO Guatemala is facing a challenging year with the lower tariff rates at the distribution utility, EEGSA, and unplanned outages at the San José Power Station.”

Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP measures used in this release, which exclude certain charges and gains. In the 12-months ended 2008 period, Non-GAAP Results Excluding Synthetic Fuel exclude those charges and gains and also exclude the earnings benefits associated with the production of synthetic fuel. For a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information, please see the Non-GAAP Presentation section and Results Reconciliation table later in this release. All amounts included in the non-GAAP discussion below are after-tax, unless otherwise noted.

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Results Comparisons

(in millions)	3 months Ended Mar. 31		12 months Ended Mar. 31
	2009	2008	2009	2008
Net income	$34.7	$30.8	$166.3	$371.2
Net income from continuing operations	$34.7	$30.8	$166.3	$356.9
Non-GAAP Results Including Synthetic Fuel	$29.6	$31.4	$181.5	$233.2
Non-GAAP Results Excluding Synthetic Fuel	$29.6	$31.4	$181.5	$211.3

First-quarter 2009 non-GAAP results were $29.6 million, compared to non-GAAP Results of $31.4 million in the 2008 period. For the 12-month ended period, non-GAAP results were $181.5 million in 2009, compared to non-GAAP Results Excluding Synthetic Fuel of $211.3 million in the 2008 period. (See the Results Reconciliation table later in this release.)

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains and synthetic fuel-related benefits for the periods shown.

(in millions)	3 months Ended Mar. 31		12 months Ended Mar. 31
	2009	2008	2009	2008
Net Income (loss)
Tampa Electric	$18.3	$15.9	$138.0	$144.3
Peoples Gas System	11.2	10.0	28.3	25.6
TECO Coal	8.0	7.5	18.6	56.0
TECO Guatemala	13.2	10.5	39.5	44.9
Parent/other	(16.0)	(13.1)	(58.1)	58.6
TECO Transport	—	—	—	27.5

Net income from continuing operations	34.7	30.8	166.3	356.9
Discontinued operations	—	—	—	14.3

Net income	$34.7	$30.8	$166.3	$371.2

Operating Company Results

All amounts included in the operating company discussions below are after-tax, unless otherwise noted.

Tampa Electric

Tampa Electric reported net income for the first quarter of $18.3 million, compared with $15.9 million for the same period in 2008. Results for the quarter reflected slightly higher retail energy sales, a 0.2% lower average number of customers, and higher operations and maintenance expenses. Net income included $3.3 million of Allowance for Funds Used During Construction (AFUDC)—equity, which represents allowed equity cost capitalized to construction costs, related to the installation of nitrogen oxide pollution control equipment and combustion turbines for peak loads, compared with $1.3 million in the 2008 period. Sales to other utilities declined 23% from the 2008 period, reflecting lower demand and lower natural gas prices.

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In the first quarter of 2009, there was no reduction in net income due to the waterborne transportation disallowance for the transportation of solid fuel, compared to a $1.6 million reduction in the 2008 period. In November 2008, the Florida Public Service Commission (FPSC) approved Tampa Electric’s fuel adjustment filing, which included full recovery of waterborne transportation costs under new contracts effective Jan. 1, 2009. This approval eliminates the annual reduction in net income that occurred in 2004 through 2008 during the previous transportation contract.

Total retail energy sales increased 0.1%, driven primarily by higher sales to weather-sensitive residential customers partially offset by lower sales to commercial and non-phosphate industrial customers. Sales to the residential customer segment increased 6.2% in the first quarter primarily due to colder winter weather patterns. Total degree days in Tampa Electric’s service area were 3% above normal and 14% above the first quarter 2008. Pretax base revenues increased $4.8 million in the quarter primarily due to the colder winter weather; other operating income was essentially unchanged from the 2008 period, as higher earnings on the new selective catalytic reduction equipment through the environmental cost recovery clause and increased by-product sales were offset primarily by lower off-system sales of electricity.

Operations and maintenance expense, excluding all FPSC-approved cost recovery clauses, increased $2.9 million. The increase included $0.8 million related to maintenance on power generating equipment, $0.3 million higher bad-debt expense, $1.0 million of higher employee benefit related costs, primarily pension, and $0.6 million higher distribution system maintenance expense.

Compared to the first quarter of 2008, depreciation expense increased $1.7 million, reflecting additions to facilities to serve customers. Interest expense at Tampa Electric decreased slightly due to lower interest on tax-exempt debt remarketed in March 2008, which more than offset the impact of higher long-term debt balances outstanding, and interest income decreased due to lower under-recovered fuel balances on which interest is accrued.

Peoples Gas

Peoples Gas reported net income of $11.2 million for the first quarter, compared to $10.0 million in the same period in 2008. Quarterly results reflect a 0.2% lower average number of customers, increased sales to residential and commercial customers due to colder winter weather, and higher base rates due to an interim rate increase of $2.4 million (annual) granted in October 2008. Gas transported for power generation customers increased over the first quarter of 2008, when volumes were reduced due to mild weather and the use of other fuels for power generation. Non-fuel operations and maintenance expense increased, primarily due to higher spending on pipeline integrity inspections partially offset by lower medical claims costs. Results also reflect higher depreciation expense due to routine plant additions.

TECO Coal

TECO Coal achieved first-quarter net income of $8.0 million, compared to $7.5 million in the same period in 2008. In 2008, net income included a $0.6 million after-tax benefit reflecting the final adjustment to the 2007 inflation factor applied to the tax credit available on the production of synthetic fuel. Due to tax depletion differences between periods, in the first quarter of 2009 TECO Coal’s effective income tax rate was 14% compared to 20% in the 2008 period. TECO Coal’s normal effective tax rate is expected to be about 25% annually.

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Total sales were 2.3 million tons in the 2009 first quarter, compared with 2.4 million tons in the 2008 period, and reflected a sales mix more heavily weighted to lower-margin steam coal due to the timing of metallurgical coal shipments. Average net selling prices, excluding all transportation allowances, in the first quarter of 2009 increased 22% over the average net selling prices in the first quarter of 2008 due to the benefit of contracts signed in the favorable 2008 price environment. The average selling price increase was restrained in the first quarter due to carry-over tons from 2008 at lower contract prices. In the first quarter of 2009, the fully-loaded per-ton cost of production, which includes depreciation, depletion, amortization, interest expense, taxes other than income and general and administrative expense, at $66 per ton, was 23% higher than in the first quarter of 2008, driven by higher costs for petroleum-related products hedged in 2008, higher royalties related to higher selling prices, and higher labor costs.

TECO Guatemala

TECO Guatemala reported first-quarter net income of $13.2 million in 2009, compared to $10.5 million in the 2008 period. TECO Guatemala had non-GAAP results of $4.5 million in 2009, which excluded the $8.7 million gain on the sale of Navega, compared to $10.5 million in 2008. (See the Results Reconciliation table.) The 2009 results reflect $2.0 million of lower net income from the distribution utility (EEGSA) as a result of the reduction in the value added distribution tariff (VAD) in August 2008, which was partially offset by customer and energy sales growth. The 2009 results also reflect significantly lower contract and spot energy sales by the San José Power Station, due to unplanned outages for most of the first quarter as a result of turbine and generator problems.

Parent / other

The cost for Parent/other in the first quarter was $16.0 million compared to a cost of $13.1 million in the 2008 period. In 2009, the non-GAAP Parent/other cost was $12.4 million excluding the $3.6 million valuation adjustment on student-loan securities held at TECO Energy parent. In 2008, the non-GAAP cost for Parent/other in the first quarter was $12.5 million excluding the $0.6 million after-tax adjustment to previously estimated transaction costs related to the sale of TECO Transport. (See the Results Reconciliation table.)

Cash and Liquidity

The table below sets forth the Mar. 31, 2009 consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy/Finance and Tampa Electric Company credit facilities.

Balances as of Mar. 31, 2009

(in millions)	Consolidated	Tampa Electric	Other	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts / LCs	144.5	97.4	—	47.1

Available credit facilities	530.5	377.6	—	152.9
Cash and short-term investments	34.9	9.3	8.3	17.3

Total liquidity	$565.4	$386.9	$8.3	$170.2

Consolidated other cash and short-term investments includes $8.2 million of cash at the unregulated operating companies for normal operations. In addition to consolidated

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cash, as of Mar. 31, 2009 unconsolidated affiliates owned by TECO Guatemala, CGESJ (San José) and TCAE (Alborada), had unrestricted cash balances of $29.0 million, which are not included in the table above. As a result of the sale of Navega, $29 million of cash was repatriated to TECO Energy in the first quarter.

2009 Earnings

TECO Energy expects 2009 earnings per share, excluding all charges and gains, to be in a range between $1.00 and $1.15.

Tampa Electric expects higher net income, driven by the $104 million of annual higher base rates approved by the FPSC which will become effective in early May. Assuming normal weather and an economic recovery starting in late 2009, retail sales, which are being affected by the weak Florida economy and housing markets, are expected to grow approximately 0.3%, and customer growth is expected to be about 0.1%. The current forecast for energy sales and customer growth is significantly below prior forecasts. Tampa Electric will be seeking to control capital and operations and maintenance expenditures driven by its current slower customer and energy sales growth while reliably serving customers in a cost effective manner and earning within the return on equity range recently set by the FPSC. Results in 2009 will not be impacted by the waterborne transportation disallowance, which had reduced net income approximately $10 million annually in 2004 through 2008. In November 2008, the FPSC approved Tampa Electric’s fuel adjustment filing, which included full recovery of waterborne transportation costs under new contracts effective Jan. 1, 2009.

Peoples Gas System 2009 results will also be driven by the FPSC’s final decision in its request for a base rate increase, which is scheduled for May 5. Due to its state-wide service area and the more severe housing market downturn in some of the areas served by Peoples Gas the average number of customers and therm sales are expected to decline in 2009 in the current weak economy and housing markets.

TECO Coal expects higher earnings in 2009 from higher average selling prices from contracts signed in the more favorable 2008 market. TECO Coal has 9.5 million tons of its expected 2009 sales under contract at an average price of approximately $73 per ton, excluding all transportation allowances. The previous sales forecast was a range between 9.9 million and 10.3 million tons. Some metallurgical coal customers in Europe and North America, and some steam coal customers, have indicated that 2009 purchases will be below previously forecast levels due to the sharp decline in the world-wide steel industry and generally weak economic conditions. As a result, current expectations are for 2009 sales to be about 9.9 million tons, but this number is dependent on coal market conditions for the remainder of the year. The fully loaded cost of production, which includes depreciation, depletion, amortization, interest expense, royalties, taxes other than income and general and administrative expense is expected to be in a range between $63 and $66 per ton. The higher costs are expected to be driven by higher average diesel fuel costs, which were hedged primarily in the third quarter of 2008, higher labor costs, and higher royalties, which are based on selling price.

TECO Guatemala expects lower earnings in 2009 due to the current unplanned outages at the San José Power Station, the lower VAD at EEGSA, the loss of earnings from Navega, which was sold in March, and lower interest income on lower cash balances due to the repatriation of cash from TECO Guatemala in December. In addition, the $3.1 million benefit related to an adjustment to previously estimated 2007 income and year-end equity balances at EEGSA that occurred in 2008 will not recur in 2009. Shortly after the San José Power Station’s return to service in early March, later

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in the month it experienced a second equipment failure, which is expected to keep the unit out of service into July. EEGSA continues to experience customer and energy sales growth, and has taken steps to control costs in order to mitigate the impact of the VAD reduction; however, these factors will only partially offset the lower VAD related revenues.

2010 Factors

In 2010, Tampa Electric and Peoples Gas System will have the benefit of a full year of higher base rates, and Tampa Electric expects to fulfill the requirements to have the second step base rate increase of $34 million effective Jan. 1. Assuming an economic recovery starts in late 2009, Tampa Electric expects customer growth of almost 0.6% and energy sales growth slightly below that level. Peoples Gas does not expect customer growth to resume until 2011.

TECO Coal currently has approximately 5.2 million tons of its expected 2010 production under contract, which is predominately steam coal, at average prices similar to 2009 levels. The cost of production is expected to be stable based on expectations of a more stable labor market and the potential for stable to lower commodity input prices. Diesel fuel for contracted 2010 tons has been hedged at levels below 2009 prices.

TECO Guatemala expects higher results from improved performance of the San José Power Station, assuming no unplanned outages, and continued customer growth at EEGSA. TECO Guatemala’s outlook for 2010 makes no assumption that the VAD issue at EEGSA is resolved in 2009.

TECO Energy Parent/other expects to benefit from lower interest expense after retiring the $100 million of floating rate notes at maturity in May 2010.

Non-GAAP Presentation

The “Results Reconciliation” table below presents non-GAAP financial results after elimination of the effects of certain identified gains and charges in the 2009 and 2008 quarterly periods and earnings from the production of synthetic fuel in the 12-months ended 2008 period. The company provides both measures to allow comparison of results both with and without synthetic fuel. This provides investors additional information to compare 2009 results, which include no synthetic fuel production, to 12-month ended 2008 results, which included synthetic fuel production.

Management believes it is helpful to present a non-GAAP measure of performance that clearly reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP measures as a yardstick for measuring the company’s performance, in making decisions that are dependent upon the profitability of the company’s various operating units, and in determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

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Results Reconciliation	3 Months Ended		12 Months Ended
(in millions)	Mar. 31		Mar. 31

	2009	2008	2009	2008
GAAP net income	$34.7	$30.8	$166.3	$371.2

Exclude discontinued Operations	—	—	—	(14.3)
GAAP net income from continuing operations	$34.7	$30.8	$166.3	$356.9

Exclude gain on sale of Navega	(8.7)	—	(8.7)	—
Add valuation adjustment on student loan securities	3.6	—	3.6	—
Exclude TECO Transport depreciation	—	—	—	(9.7)
Exclude gain on sale of TECO Transport	—	—	—	(149.4)
Add parent debt extinguishment	—	—	—	20.2
Add taxes on repatriated cash and investments	—	—	21.6	—
Add Tampa Electric waterborne transportation audit adjustment	—	—	1.9	—
Exclude TECO Transport transaction costs and final adjustments recorded at TECO	—	—	—	—
Energy parent	—	0.6	(3.2)	15.2

Total charges and gains	(5.1)	0.6	15.2	(123.7)

Non-GAAP results from continuing operations (1)	$29.6	$31.4	$181.5	$233.2

Exclude synthetic fuel benefit	—	—	—	(21.9)

Non-GAAP results excluding synthetic fuel	$29.6	$31.4	$181.5	$211.3

(1)	A non-GAAP financial measure is a numerical measure that includes (or excludes) amounts, or is subject to adjustments that have the effect of including (or excluding) amounts, that are excluded from (or included in) the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a Webcast with the investment community on its first-quarter results on Friday, May 1, 2009 at 9:00 am Eastern time. The Webcast will be accessible through the link on TECO Energy’s Web site: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay on the Web site for 30 days, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and distribution and energy-related businesses in Guatemala.

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Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities, including the decision by the Florida Public Service Commission regarding new base rates at Peoples Gas System scheduled for May; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; access to capital and credit markets when required in the current unsettled economic conditions; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; operating conditions, commodity price and operating cost changes affecting the production levels and margins at TECO Coal, fuel cost recoveries and cash at Tampa Electric and natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; the ability to increase the amount of power generated by the San José Power Station during a period of lower oil prices; and the ultimate outcome of efforts to revise the significantly lower EEGSA VAD tariff rates implemented by regulatory authorities in Guatemala effective Aug. 1, 2008 affecting TECO Guatemala’s results. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2008.

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SUMMARY INFORMATION AS OF MAR. 31, 2009

(millions except per share amounts)	3 Months Ended		12 Months Ended
	2009	2008	2009	2008
Revenues	$824.0	$791.7	$3,407.5	$3,506.5

Net income from continuing operations	$34.7	$30.8	$166.3	$356.9
Net income from discontinued operations	—	—	—	14.3

Net income	$34.7	$30.8	$166.3	$713.2

Earnings per share from continuing operations - basic	$0.16	$0.15	$0.78	$1.69
Earnings per share from discontinued operations - basic	—	—	—	0.07

Earnings per share - basic	$0.16	$0.15	$0.78	$1.76

Earnings per share - diluted	$0.16	$0.15	$0.78	$1.76
Average common shares outstanding - basic	211.4	209.7	211.0	209.3
Average common shares outstanding - diluted	212.2	210.6	211.8	210.3

Contact:	News Media: Rick Morera - (813) 228-4945 Investor Relations: Mark Kane - (813) 228-1772 Internet: http://www.tecoenergy.com

MARCH 2009

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(millions except share data)	2009	2008	2009	2008
Revenues
Regulated electric and gas	$653.8	$640.2	$2,791.8	$2,785.8
Unregulated	170.2	151.5	615.7	720.7

Total revenues	824.0	791.7	3,407.5	3,506.5

Expenses
Regulated operations
Fuel	228.7	163.6	884.4	829.3
Purchased power	42.2	81.9	265.8	300.2
Cost of natural gas sold	88.3	119.0	445.9	401.1
Other	77.0	71.3	283.4	294.2
Operation other expense
Mining related costs	118.5	107.2	451.9	448.0
Waterborne transportation costs	0.0	0.0	0.0	151.7
Other	4.1	4.3	18.0	17.4
Maintenance	52.4	46.0	180.2	180.5
Depreciation and amortization	69.7	65.0	270.9	257.0
Loss / (Gain) on sale, net of transaction related costs	0.0	0.9	0.0	(223.2)
Taxes, other than income	60.4	54.9	216.9	214.5

Total expenses	741.3	714.1	3,017.4	2,870.7

Income from operations	82.7	77.6	390.1	635.8

Other income (expense)
Allowance for other funds used during construction	3.3	1.3	8.2	4.1
Other income	14.0	5.3	30.3	65.4
Loss on debt exchange / extinguishment	0.0	0.0	0.0	(32.9)
Income from equity investments	8.8	17.4	64.3	69.7

Total other income	26.1	24.0	102.8	106.3

Interest charges
Interest expense	57.6	58.2	230.7	249.9
Allowance for borrowed funds used during construction	(1.3)	(0.5)	(3.2)	(1.5)

Total interest charges	56.3	57.7	227.5	248.4

Income before provision for income taxes	52.5	43.9	265.4	493.7
Provision for income taxes	17.8	13.1	99.1	195.5

Income from Continuing Operations before Noncontrolling Interest	34.7	30.8	166.3	298.2
Noncontrolling Interest	0.0	0.0	0.0	58.7

Income from Continuing Operations	34.7	30.8	166.3	356.9
Discontinued operations
Income from discontinued operations	0.0	0.0	0.0	0.0
Income tax provision (benefit)	0.0	0.0	0.0	(14.3)

Total discontinued operations	0.0	0.0	0.0	14.3

Net income	$34.7	$30.8	$166.3	$371.2

Average common shares outstanding - basic (millions)	211.4	209.7	211.0	209.3
Average common shares outstanding - diluted (millions)	212.2	210.6	211.8	210.3

Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	0.16	0.15	0.78	1.69
Earnings per share from continuing operations — diluted	0.16	0.15	0.78	1.69

Earnings per share — basic	0.16	0.15	0.78	1.76
Earnings per share — diluted	0.16	0.15	0.78	1.76

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	March 31, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$34.9	$12.2
Short-term investments	0.0	2.4
Receivables	295.0	285.9
Inventories at average cost
Fuel	122.8	90.2
Materials and supplies	67.9	72.8
Income tax receivables	2.1	3.5
Prepayments and other current assets	20.6	25.8
Current regulatory assets	238.5	272.6

Total current assets	781.8	765.4

Property, plant and equipment
Utility plant in service
Electric	5,590.5	5,528.3
Gas	984.2	964.4
Construction work in progress	521.5	463.5
Other property	362.4	354.8

Property plant and equipment at original cost	7,458.6	7,311.0
Accumulated depreciation	(2,110.8)	(2,089.7)

Total property, plant and equipment, net	5,347.8	5,221.3

Other assets
Deferred income taxes	312.6	333.8
Other investments	17.1	21.3
Long-term regulatory assets	326.2	325.3
Investment in unconsolidated affiliates	280.9	284.0
Goodwill	59.4	59.4
Long-term derivative assets	0.3	0.1
Deferred charges and other assets	133.3	136.8

Total other assets	1,129.8	1,160.7

Total assets	$7,259.4	$7,147.4

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$5.5	$5.5
Non-recourse	1.4	1.4
Notes payable	136.0	93.0
Accounts payable	285.1	304.4
Other current liabilities	15.7	15.3
Customer deposits	146.5	144.6
Current derivative liabilities	168.9	132.1
Interest accrued	78.7	45.1
Taxes accrued	32.9	21.2
Current regulatory liabilities	27.5	21.7

Total current liabilities	898.2	784.3

Other liabilities
Investment tax credits	11.1	11.2
Long-term regulatory liabilities	582.8	588.2
Long-term derivative liabilities	22.5	19.4
Deferred credits and other liabilities	532.1	530.0
Long-term debt, less amount due within one year
Recourse	3,199.0	3,199.0
Non-recourse	6.2	7.6

Total other liabilities	4,353.7	4,355.4

Total Liabilities	5,251.9	5,139.7
Capital
Common equity	212.9	212.9
Additional paid in capital	1,521.4	1,518.2
Retained earnings	314.7	322.6
Accumulated other comprehensive loss	(41.5)	(46.0)

Total capital	2,007.5	2,007.7

Total liabilities and capital	$7,259.4	$7,147.4

Book Value Per Share	$9.43	$9.43

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(millions)	2009	2008	2009	2008
Cash flows from operating activities
Net income	$34.7	$30.8	$166.3	$371.2

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	69.7	65.0	270.9	257.0
Deferred income taxes	18.1	15.5	98.0	171.0
Investment tax credits, net	(0.1)	(0.7)	(0.4)	(2.6)
Allowance for other funds used during construction	(3.3)	(1.3)	(8.2)	(4.1)
Non-cash stock compensation	1.8	2.4	9.1	11.5
Gain on sales of business / assets, pretax	(18.7)	(1.0)	(19.3)	(222.8)
Noncash debt extinguishment / exchange, pretax	0.0	0.0	0.0	2.6
Equity in earnings of unconsolidated affiliates, net of cash distributions on earnings	(7.1)	14.8	(44.8)	(7.9)
Noncontrolling interest	0.0	0.0	0.0	(58.7)
Derivatives marked to market	0.0	0.0	0.0	(63.8)
Deferred recovery clause	66.9	(11.4)	(37.5)	99.5
Receivables, less allowance for uncollectibles	(9.1)	(13.1)	14.0	(20.0)
Inventories	(27.7)	7.2	(44.0)	39.7
Prepayments and other current assets	5.2	1.0	1.3	2.5
Taxes accrued	13.1	1.3	(3.0)	(1.6)
Interest accrued	33.6	32.7	13.3	(20.9)
Accounts payable	(23.4)	(5.6)	(26.0)	1.1
Other	25.0	15.4	23.9	(5.6)

	178.7	153.0	413.6	548.1

Cash flows from investing activities
Capital expenditures	(191.0)	(136.9)	(643.7)	(496.7)
Allowance for other funds used during construction	3.3	1.3	8.2	4.1
Net proceeds from sale of business / assets	29.1	(7.3)	37.0	390.0
Restricted cash	0.2	0.0	0.1	29.9
Distributions from unconsolidated affiliates	0.0	13.2	0.0	26.7
Other investments	2.4	76.3	2.3	119.6

	(156.0)	(53.4)	(596.1)	73.6

Cash flows from financing activities
Dividends	(42.6)	(41.1)	(170.1)	(164.3)
Proceeds from sale of common stock	1.0	1.3	21.5	11.8
Proceeds from long-term debt	0.0	190.8	137.0	634.9
Repayment of long-term debt / Purchase in lieu of redemption	(1.4)	(288.1)	(7.1)	(1,352.8)
Debt exchange premiums	0.0	0.0	0.0	(21.2)
Noncontrolling interest	0.0	0.0	0.0	59.4
Net increase (decrease) in short-term debt	43.0	(7.0)	118.0	(33.0)

	0.0	(144.1)	99.3	(865.2)

Net increase (decrease) in cash and cash equivalents	22.7	(44.5)	(83.2)	(243.5)
Cash and cash equivalents at beginning of period	12.2	162.6	118.1	361.6

Cash and cash equivalents at end of period	$34.9	$118.1	$34.9	$118.1

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric		Peoples Gas	TECO Coal	TECO Guatemala		TECO Transport	Other & Eliminations		TECO Energy
Three months ended March 31,
2009	Revenues—outsiders	$507.3		$146.5	$168.1	$2.1		$—	$—		$824.0
	Sales to affiliates	0.3		6.5	—	—		—	(6.8)		—

	Total revenues	507.6		153.0	168.1	2.1		—	(6.8)		824.0
	Equity Earnings in Unconsolidated Affiliates	—		—	—	8.8		—	—		8.8
	Depreciation	48.0		10.8	10.6	0.2		—	0.1		69.7
	Total interest charges (1)	28.2		4.7	1.8	3.2		—	18.4		56.3
	Allocated interest expense (income) included above (1)	—		—	1.5	3.1		—	(4.6)		—
	Provision (Benefit) for income taxes	9.4		7.2	1.3	9.6		—	(9.7)		17.8
	Net income (loss) from continuing operations	$18.3		$11.2	$8.0	$13.2	(2)	$—	$(16.0	)(3)	$34.7

2008	Revenues—outsiders	$461.2		$179.0	$149.1	$2.3		$—	$0.1		$791.7
	Sales to affiliates	0.3		—	—	—		—	(0.3)		—

	Total revenues	461.5		179.0	149.1	2.3		—	(0.2)		791.7
	Equity Earnings in Unconsolidated Affiliates	—		—	—	17.4		—	—		17.4
	Depreciation	45.2		10.3	9.2	0.2		—	0.1		65.0
	Total interest charges (1)	29.4		4.2	2.5	3.8		—	17.8		57.7
	Allocated interest expense (income) included above (1)	—		—	2.3	3.8		—	(6.1)		—
	Provision (Benefit) for income taxes	8.5		6.4	1.9	1.9		—	(5.6)		13.1
	Net income (loss) from continuing operations	$15.9		$10.0	$7.5	$10.5		$—	$(13.1	)(6)	$30.8

Twelve months ended March 31,
2009	Revenues—outsiders	$2,135.9		$655.9	$607.3	$8.1		$—	$0.3		$3,407.5
	Sales to affiliates	1.4		6.5	—	—		—	(7.9)		—

	Total revenues	2,137.3		662.4	607.3	8.1		—	(7.6)		3,407.5
	Equity Earnings in Unconsolidated Affiliates	—		—	—	64.0		—	0.3		64.3
	Depreciation	188.5		42.4	39.0	0.8		—	0.2		270.9
	Total interest charges (1)	113.5		18.7	7.4	14.7		—	73.2		227.5
	Allocated interest expense (income) included above (1)	—		—	6.0	14.4		—	(20.4)		—
	Provision (Benefit) for income taxes	82.8		18.0	1.8	22.6		—	(26.1	)(3)	99.1
	Net income (loss) from continuing operations	$138.0	(4)	$28.3	$18.6	$39.5	(2)	$—	$(58.1	)(3)(5)	$166.3

2008	Revenues—outsiders	$2,176.4		$609.5	$566.1	$8.4		$145.8	$0.3		$3,506.5
	Sales to affiliates	1.7		—	—	—		69.2	(70.9)		—

	Total revenues	2,178.1		609.5	566.1	8.4		215.0	(70.6)		3,506.5
	Equity Earnings in Unconsolidated Affiliates	—		—	—	69.8		(0.1)	—		69.7
	Depreciation	177.5		40.5	38.0	0.5		—	0.5		257.0
	Total interest charges (1)	114.8		17.1	12.2	15.2		3.5	85.6		248.4
	Allocated interest expense (income) included above (1)	—		—	11.3	14.9		1.1	(27.3)		—
	Provision (Benefit) for income taxes	82.7		15.9	28.1	8.4		12.0	48.4		195.5
	Net income (loss) from continuing operations	$144.3		$25.6	$56.0	$44.9		$27.5	$58.6	(6)(7)	$356.9

(1)	Segment net income is reported on a basis that includes internally allocated financing costs. Allocated interest is included in “Total interest charges”.
(2)	Results for the 3 and 12 months ended March 31, 2009 include a $8.7 million gain related to the sale of Navega. Additionally, the 12 months ended March 31, 2009 results include $9.6 million in taxes related to the repatriated cash and investments from Guatemala in the fourth quarter of 2008.
(3)	Results for the 3 and 12 months ended March 31, 2009 include a $3.6 million loss related to the auction rate security valuation allowance. Additionally, the 12 months ended March 31, 2009 include a $12.0 million valuation allowance in consolidated income taxes related to the cash and investments repatriated from Guatemala in the fourth quarter of 2008.
(4)	Results for the 12 months ended March 31, 2009 include a $1.9 million after-tax charge related to a settlement in the fourth quarter of 2008 with the Florida Public Service Commission Staff of issues involving waterborne coal transportation services provided by a former affiliate company (TECO Transport).
(5)	Results for the 12 months ended March 31, 2009 include a $3.2 million tax benefit booked in the fourth quarter of 2008 related to the sale of TECO Transport.
(6)	Results for the 12 months ended March 31, 2008 include $15.2 million in after-tax transaction costs related to the sale of TECO Transport ($8.3 million in the second quarter of 2007, $2.9 million in the third quarter of 2007, $3.3 million in the fourth quarter of 2007, and $0.7 million in the first quarter of 2008).
(7)	Results for the 12 months ended March 31, 2008 include the $149.6 million gain on the sale of TECO Transport and $20.2 million of debt extinguishment costs.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales — Kilowatt-hours*
Three Months Ended March 31,	2009	2008	Percent Change	2009	2008	Percent Change
Residential	$251,009	$206,996	21.3	1,887,698	1,778,087	6.2
Commercial	166,282	147,473	12.8	1,399,862	1,468,015	(4.6)
Industrial — Phosphate	20,958	16,622	26.1	246,845	244,636	0.9
Industrial — Other	29,280	27,319	7.2	272,161	305,831	(11.0)
Other sales of electricity	49,994	42,606	17.3	414,512	418,585	(1.0)

	517,523	441,016	17.3	4,221,078	4,215,154	0.1

Deferred and other revenues	(32,488)	(7,255)	347.8	—	—	—
Sales for resale	12,135	16,036	(24.3)	145,537	189,146	(23.1)
Other operating revenue	10,487	10,792	(2.8)	—	—	—
SO2 Allowance Sales	—	963	(100.0)	—	—

	$507,657	$461,552	10.0	4,366,615	4,404,300	(0.9)

Average customers	667,309	668,940	(0.2)	—	—	—

Retail Net Energy For Load				4,362,641	4,357,737	0.1

Total Degree Days				591	520	13.7

	Operating Revenues*			Sales — Kilowatt-hours*
Twelve Months Ended March 31,	2009	2008	Percent Change	2009	2008	Percent Change
Residential	$1,025,726	$1,008,674	1.7	8,656,079	8,786,685	(1.5)
Commercial	657,781	654,491	0.5	6,330,566	6,550,704	(3.4)
Industrial — Phosphate	70,400	70,832	(0.6)	971,344	1,023,143	(5.1)
Industrial — Other	113,202	116,842	(3.1)	1,202,065	1,301,782	(7.7)
Other sales of electricity	193,107	180,502	7.0	1,835,475	1,781,086	3.1

	2,060,216	2,031,341	1.4	18,995,529	19,443,400	(2.3)

Deferred and other revenues	(43,526)	(55,419)	(21.5)	—	—	—
Sales for resale	65,783	69,462	(5.3)	840,362	896,210	(6.2)
Other operating revenue	44,042	40,625	8.4	—	—	—
SO2 Allowance Sales	10,832	92,061	(88.2)	—	—	—

	$2,137,347	$2,178,070	(1.9)	19,835,891	20,339,610	(2.5)

Average customers	666,859	667,403	(0.1)	—	—	—

Retail Net Energy For Load				19,903,689	20,393,857	(2.4)

Total Degree Days				3,994	4,190	(4.7)

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended March 31,	2009	2008	Percent Change	2009	2008	Percent Change
By Customer Segment:
Residential	$59,401	$48,772	21.8	33,069	27,785	19.0
Commercial	47,233	44,365	6.5	110,096	106,996	2.9
Industrial	2,178	2,219	(1.8)	46,898	46,722	0.4
Off System Sales	26,414	68,574	(61.5)	51,013	78,542	(35.1)
Power generation	2,755	3,370	(18.2)	108,097	106,725	1.3
Other revenues	12,964	9,838	31.8	—	—	—

	$150,945	$177,138	(14.8)	349,173	366,770	(4.8)

By Sales Type:
System supply	$113,743	$142,686	(20.3)	102,232	123,922	(17.5)
Transportation	24,238	24,614	(1.5)	246,941	242,848	1.7
Other revenues	12,964	9,838	31.8	—	—	—

	$150,945	$177,138	(14.8)	349,173	366,770	(4.8)

Average customers	335,604	336,123	(0.2)	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended March 31,	2009	2008	Percent Change	2009	2008	Percent Change
By Customer Segment:
Residential	$161,087	$134,600	19.7	79,660	68,717	15.9
Commercial	158,422	152,531	3.9	378,981	370,436	2.3
Industrial	8,202	9,370	(12.5)	189,698	181,678	4.4
Off System Sales	275,342	254,576	8.2	296,255	319,297	(7.2)
Power generation	12,051	15,237	(20.9)	456,976	512,961	(10.9)
Other revenues	39,623	36,362	9.0	—	—	—

	$654,727	$602,676	8.6	1,401,570	1,453,089	(3.5)

By Sales Type:
System supply	$527,034	$475,591	10.8	436,086	449,695	(3.0)
Transportation	88,070	90,723	(2.9)	965,484	1,003,394	(3.8)
Other revenues	39,623	36,362	9.0	—	—	—

	$654,727	$602,676	8.6	1,401,570	1,453,089	(3.5)

Average customers	335,007	334,599	0.1	—	—	—

*	in thousands